CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We hereby consent to the use in this Post-Effective Amendment No. 22 to the Registration Statement No. 333-64751 on Form N-4 of our report dated April 9, 2009 relating to the financial statements of each of the portfolios of Separate Account No. 49 and No. 45 of AXA Equitable Life Insurance Company for the year ended December 31, 2008, and of our report dated March 13, 2009 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2008. We also consent to the reference to us under the heading "Custodian and Independent Registered Public Accounting Firm" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
New York, New York
April 23, 2009